SUPPLEMENTAL EMPLOYEE RETIREMENT AGREEMENT

                                       for

                                PATRICK T. ORTIZ

         THIS SUPPLEMENTAL EMPLOYEE RETIREMENT AGREEMENT FOR PATRICK T. ORTIZ (the "Agreement") is made and entered into this 14th day of March 14, 2000, by and between Public Service Company of New Mexico ("PNM" or "the Company" or "the Employer") and PATRICK T. ORTIZ ("Employee").

         WHEREAS, PNM is the Plan Sponsor of the Public Service Company of New Mexico Employees' Retirement Plan (the "Retirement Plan");

         WHEREAS, Employee is a Participant in the Retirement Plan;

         WHEREAS, eligibility for and entry into the Retirement Plan was frozen effective January 1, 1998;

         WHEREAS,   Employee  stopped   accruing   Credited  Service  under  the
Retirement Plan as of his Credited Service Termination Date (January 1, 2000);

         WHEREAS, PNM desires to continue to receive the benefit of Employee's knowledge, experience, reputation and services through Employee's continued employment until at least January 1, 2010, and is willing to offer Employee a retention incentive; and

         WHEREAS, it is the intent of this Agreement to provide for the payment of supplemental retirement benefits to Employee, such that Employee shall be deemed to accrue the equivalent of Credited Service pursuant to the Retirement Plan, to attain the equivalent of thirty (30) years of Credited Service as of January 1, 2010 under the terms and conditions set forth below.

         NOW, THEREFORE,  in consideration of the foregoing,  and other good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged by the parties hereto, the parties do hereby agree as follows:

         1. Additional Retirement Benefits. PNM agrees to pay Employee supplemental retirement benefits equal to the difference between the monthly benefits deemed payable to Employee under the Retirement Plan in accordance with
Section 3 of the Agreement, and the benefit that would have been payable to Employee under the Retirement Plan, calculated as though Employee:

                  (a) Is granted sufficient Credited Service on January 1, 2000 so as to accrue the equivalent of ten (10) years of Credited Service as of the Employee's Credited Service Termination Date; and

                  (b) Continued earning Credited Service beyond Employee's Credited Service Termination Date at the rate of two (2) years of Credited Service for each year of continuous employment for the years 2000 through 2009; and

         For purposes of this Section 1, additional years of Credited Service shall be determined in the same manner as if they were being credited under the Retirement Plan including, but not limited to, the rules regarding crediting partial years of service and leaves of absence.

         Notwithstanding anything to the contrary contained in this Section 1, in the event that the Employee is terminated by the Company for Cause, all of the Credited Service awarded to Employee under this Agreement shall, unless otherwise determined by the Board, be forfeited. For purposes of this Agreement, Cause shall be defined as:

                  (1) The willful and continued failure of the Employee to substantially perform his duties with the Company, or willful failure to report to work for more than thirty (30) consecutive days; or

                  (2) The willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including acts of fraud, misappropriation or embezzlement for personal gain at the expense of the Company, conviction of a felony, or conviction of a misdemeanor involving immoral acts.

         2. Calculation of Additional Retirement Benefits. The benefit provided for in Section 1 of this Agreement shall be calculated based upon the Retirement Plan in effect on January 1, 2000, as modified by Section 1 above. The monthly benefit that would be payable to Employee under the Retirement Plan shall be calculated disregarding limitations imposed by the Internal Revenue Code of 1986 (the "Code"), Sections 401(a)(17) and 415 and similar Code and regulatory limitations.

         3. Calculation of Retirement Plan Benefits, No Duplication of Benefits. The benefits deemed payable under the Retirement Plan shall be calculated:

            (a) Assuming a deemed commencement date for the payment of such benefits being the later of: (i) the earliest date Employee could have begun receiving benefits under the Retirement Plan or (ii) the date the Employee commences receiving benefits under this Agreement;

            (b) Assuming a single life annuity form of payment;

            (c) Based upon the Retirement Plan in effect on the date such benefits are deemed to have commenced and based on Employee's actual Credited Service and Average Earnings as provided for in the Retirement Plan, using the highest salary for three consecutive years prior to January 1, 1998, the effective date that the Retirement Plan was frozen; and

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

            (d) For purposes of Section 1, Employee shall not accrue more than thirty (30) years of Credited Service pursuant to the terms and conditions of this Agreement.

         4. Supplemental Retention Provision. In the event the Employee is terminated by the Company for any reason other than Cause, is Constructively Terminated, or the Employee's termination is a result of a "Change in Control" as that term is defined in the Public Service Company of New Mexico First Restated and Amended Executive Retention Plan ("Executive Retention Plan") effective December 7, 1998, and as may be subsequently amended from time to time at the discretion of PNM, as of the "Termination Date" applicable under the Executive Retention Plan, Employee shall receive the following supplemental retirement benefits in lieu of the Supplemental Retirement Benefits outlined in
Section 5.5.1 of the Executive Retention Plan:

             The cash equivalent of the present value of the incremental benefit the Employee would receive under this Supplemental Employee Retirement Agreement as if his service and age were increased by the number of years equal to the multiplier (2.5 years) used to determine Severance Pay in the Executive Retention Plan.

For purposes of this Section 4, and this Agreement, Constructively Terminated or Constructive Termination shall be defined as a termination of employment with the Company as a consequence of any of the following events:

                  (1) A reduction in base salary;

                  (2) A reduction in title or a reassignment of duties which are inconsistent with the status or responsibilities of the Employee immediately prior to such reassignment;

                  (3) A relocation of Employee's principal office more than seventy (70) miles from Santa Fe, New Mexico; or

                  (4) A requirement that Employee move his residence from Santa Fe, New Mexico.

         5. Severance Benefits. In the event the Employee is terminated or Constructively Terminated by the Company for any reason other than Cause or as a result of a Change in Control (as defined in paragraph 4, above), Employee shall receive the following severance benefits in lieu of the Severance Pay provisions contained in Section 5.4.1. of the Public Service Company of New Mexico Second Restated and Amended Non-Union Severance Pay Plan effective August 1, 1999, and as may be subsequently amended from time to time at the discretion of PNM:

             One cash lump sum payment equal to twelve (12) months of the Participant's Base Salary, with no additional cost of living, promotion, merit or other increases; plus severance pay the equivalent of Regular Severance Pay in the amount of two (2) months of Participant's Base Salary, and one (1) additional week of Base Salary for each Year of Service. For purposes of this Section 5, the Years of Service taken into account in calculating the Employee's severance pay shall be deemed to include the years of Credited Service awarded to the Employee pursuant to the terms of this Agreement, but excluding any supplemental benefits granted to Employee pursuant to Section 4, above.

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


         6.  Retiree Medical Benefits.

            (a) Eligibility for Retiree Medical Benefits Prior to Age 55. For the period commencing January 1, 2000, and ending upon the date the Employee attains age 55, the Employee's eligibility for retiree medical benefits under the terms of the Retirement Plan and its Retiree Medical Benefits Funding Plan, shall be determined as though Employee is age 45 and has 20 years of Credited Service.

         Notwithstanding anything to the contrary contained above, in the event the Employee voluntarily terminates, or his employment with the Company is terminated by the Company for Cause before attaining age 55, the Employee shall be ineligible to receive any retiree medical benefits under either Section 6(a) or 6(b), except as otherwise may be provided by the Retirement Plan. For purposes of this paragraph, the Employee will not be considered as voluntarily terminating employment in the event of a Constructive Termination.

            (b) Eligibility for Retiree Medical Benefits on or After Attaining Age 55. Upon attaining age 55, the retiree medical benefit eligibility provisions outlined in Section 5(a) above are no longer applicable. If the employee terminates employment after attaining age 55, the applicable premium amount will be determined by including the Credited Service granted under this Agreement. Notwithstanding the preceding sentence, in the event the Employee is terminated by the Company for Cause after attaining age 55, unless otherwise determined by the Board, all Credited Service granted under this Agreement shall be disregarded for purposes of calculating the applicable premium amount.

         7. Form, Timing and Amount of Benefit. Benefits shall be payable to Employee upon his retirement eligibility and election, following his termination of employment with PNM, pursuant to any annuity form available under the Retirement Plan with appropriate actuarial equivalence adjustments as defined in the Retirement Plan, for forms other than a single life annuity on Employee's life.

         8. Designation of Beneficiary. The latest designation of beneficiary form filed by Employee under the Retirement Plan shall be deemed to be a designation of the person or fiduciary to receive any amount payable under this Agreement upon Employee's death. If no beneficiary designation has been filed, the Employee's spouse shall be the designated beneficiary or in the event Employee has no spouse, the Employee shall be deemed to have designated his estate as beneficiary.

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

         9. No Assignment. This Agreement shall inure only to the benefit of Employee, Employee's designated beneficiary, and Employee's estate or heirs and may not be assigned, transferred, pledged or hypothecated in any way by Employee or Employee's personal representative, heir, distributee, or other person claiming under Employee and shall not be subject to execution, attachment or similar process.

         10. Source of Payments of Benefits.

            (a) This Agreement is a non-qualified, unfunded and unsecured deferred compensation arrangement. All benefits owing under this Agreement shall be paid out of the general corporate funds of the Employer which are subject to the claims of creditors, or out of any trust Employer shall establish or authorize; provided that all assets paid into any such trust shall at all times prior to actual payment to Employee or his beneficiaries remain subject to the claims of the general creditors of Employer. Neither Employee, his designated beneficiaries, his estate nor his heirs shall (i) have any right, title or interest whatsoever in, or claim to, preferred or otherwise, any particular assets of Employer or any trust that Employer may establish or designate to aid in providing the payment described in this Agreement; or (ii) acquire any interest greater than that of an unsecured creditor in any assets of Employer.

            (b) Notwithstanding the above, upon a Change in Control as defined in the First Restated and Amended Executive Retention Plan effective December 7, 1998, incorporated herein by reference, and subject to any subsequent amendments thereto, the Company shall sufficiently fund the Public Service Company of New Mexico and Paragon Resources, Inc. Deferred Compensation Trust Agreement (the "Rabbi Trust") to provide in full for any benefits accrued under this Agreement as of the date of the occurrence of the Change in Control.

         11. Administrator. This Agreement shall be administered by the Board of Directors of PNM or any individual or committee appointed by it, or their successors, with written notice to Employee.

         12. Amendment. This Agreement may be amended only by written consent of both parties.

         13. Controlling Law. This Agreement shall be interpreted under the laws of the State of New Mexico.

         14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor of PNM and any such successor shall be deemed substituted for PNM under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which, at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of PNM.

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

         15. Reorganization. Upon reorganization of the Company into a holding company structure pursuant to the New Mexico Electric Utility Industry Restructuring Act of 1999, the holding company shall succeed to the Company's obligations under this Agreement. Employee's employment by the holding company shall be considered as continuous employment for purposes of this Agreement.

         IN WITNESS WHEREOF, the parties hereto, personally or by their authorized representatives, have executed this Supplemental Employee Retirement Agreement as of the date first above written.

                                    PUBLIC SERVICE COMPANY OF NEW MEXICO



                                    By:        /s/ Benjamin F. Montoya
                                    ------------------------------------------
                                                BENJAMIN F. MONTOYA,
                                       Chairman and Chief Executive Officer


                                    By:        /s/ Patrick T. Ortiz
                                    ------------------------------------------
                                               PATRICK T. ORTIZ




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